Exhibit 10.20

TECHNOLOGY ASSIGNMENT AGREEMENT

This TECHNOLOGY ASSIGNMENT AGREEMENT (“Agreement”), effective as of June 10, 2002 (“Effective Date”) is made by and between Angel Medical Systems, Inc., a Delaware corporation, (“Assignee”), having a principal place of business at 71 Riverlawn Drive, Fair Haven, New Jersey 07704, Cathco, Inc. a Maryland Corporation having a principal place of business at 14600 Viburnum Drive, Dayton, MD 21036 (“Cathco”) and Robert Fischell, David Fischell, Scott Fischell and Tim Fischell (the “Fischells”), (together with Cathco, the “Assignors”).

RECITALS

WHEREAS, Assignors are the owners of certain patents and patent applications pertaining to means and methods used in the diagnosis and/or treatment of stroke, acute myocardial infarction and/or other heart disorders, and have know-how relative to the means and methods for the placement of devices for the treatment and diagnosis of heart diseases and stroke;

WHEREAS, Assignors are willing to sell, assign and transfer all ownership interest and rights that Assignors have to such patents, patent applications, and know-how to Assignee under the terms and conditions set forth below;

WHEREAS, Assignee is willing to purchase and obtain all ownership interest and rights that Assignee has to such patents, patent applications, and know-how; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.0	DEFINITIONS.

For the purposes of this Agreement, the capitalized terms set forth below shall have the meanings set forth in this Article 1.

1.1 “Patents” shall mean all patents and patent applications and substitutions, extensions, reissues, reexaminations, renewals, provisionals, divisions, continuations, or continuations-in-part anywhere in the world.

1.2 “Assigned Patents” shall mean those Patents which are set forth on the Schedule of Assigned Patents, attached hereto as Exhibit A.

1.3 “Assigned Know-How” shall mean any and all secret, proprietary or confidential information, experience, trade secrets, formulas, designs, techniques, applications, processes, ideas, or concepts, whether or not reduced to practice, whether or not reduced to writing and whether or not patentable, (i) related to the Assigned Patents; (ii) owned or controlled by Assignors as of the Effective Date; and (iii) to which Assignors have the right to assign, to Assignee, hereunder.

1.4 “Field” shall mean the services and electronic devices used for the diagnosis and/or treatment of stroke, acute myocardial infarction and/or other heart disorders that are treatable by means of an implantable electronic device with the associated capability for injection of a thrombolytic medication.

1.5 “Improvements” shall mean any and all inventions, discoveries, derivatives, know-how, improvements, technology, works of authorship and expressions made by Assignors in the Field prior to the Effective Date of this Agreement.

1.6 “Net Sales” shall mean the gross invoiced sales prices charged for all Products sold by Assignee, its affiliates and/or sublicensees to third parties, less: (i) the actual cost of packaging which has been included in the gross invoiced price; (ii) the actual cost of freight and insurance which has been included in the gross invoiced price; (iii) trade (including without limitation discounts given to distributors and representatives), prompt payment and quantity discounts actually given, at the normal commercial rates in the industry; (iv) any tax imposed or other governmental charge (other than income tax) charged or levied on the sale, use, transportation, or delivery of the Products and borne or passed through to Assignee, its affiliates and/or sublicensees; and (v) credits or allowances actually given and arising from returned or rejected Products or retrospective price adjustments to any such Products.

1.7 “Product” shall mean products, processes and services, the use, manufacture, or sale of which would infringe on any Valid Claim in the Assigned Patents but for the licenses granted herein.

1.8 “Royalty Bearing Sale” means any sale, lease or transfer of any Product, by the Assignee, or its Affiliates for which Assignee has received revenue.

1.9 “Sales Price” shall mean the actual amounts received by a party from an unrelated third party from any Royalty Bearing Sale after the deduction of credits for returns, trade discounts, and other allowances, charges for freight, taxes (other than taxes due to the net income of the party), duties and insurance; provided that the “Sales Price” shall not include the portion of such amounts attributable to any other product that is bundled with a Product (a “Bundled Product”). In no event shall raw material used by the party in making a Product, a component part of a Product or a product that is modified, manufactured or remanufactured by the party to become a Product or part of a Product be deemed a “Bundled Product”.

1.10 “Valid Claim” shall mean an unexpired claim included in the Assigned Patents which has not been held invalid, or unenforceable by a decision of an administrative agency or court of law of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid through reissue, reexamination or disclaimer.

2.0	ASSIGNMENT

2.1 Assignment. Assignors hereby sell, transfer, assign, and irrevocably set over to Assignee, and Assignee hereby purchases and accepts assignment of, Assignors’ entire right, title and interest in and to: (i) the Assigned Patents; (ii) the Assigned Know-How; and (iii) any and all Improvements related to the Assigned Patents; (iv) all rights and standing to sue for past, present, and future infringement of such Assigned Patents and misappropriation of such Know-How.

2.2 All Necessary Actions. In furtherance of the sale, transfer, assignment, and setting over of the Assigned Patents, the Assigned Know-How and certain Improvements pursuant to Section 2.1 hereto, Assignors further agree to promptly review, execute, and deliver any and all additional documents as Assignee may deem reasonably necessary or desirable to effectuate the sale, transfer, assignment and setting over of the Assigned Patents, Assigned Know-How and related Improvements.

Cathco/AngelMed Patent Assignment Final

2.3 Assignment Fee. In consideration for and in full satisfaction of Assignors’ assignment pursuant to Section 2.1, Assignee shall pay Cathco a one-time fee in the amount of $10,000, due and payable upon the Effective Date. In addition, Assignee shall pay Assignors a royalty in the amount of three percent (3%) of Net Sales (the “Royalty”) received by Assignee from the sale of any Product in any country where the Product is covered by a Valid Claim in the Assigned Patents in such country provided, however, in the event that a third party owns patents relating to the Assigned Patents, and upon Assignee’s reasonable determination and sole discretion, a settlement, damages, royalties, license fees or any expenses (including those incurred in connection with (x) third party claims of infringement or (y) obtaining, maintaining and defending the Assigned Patents) are incurred or must be paid to such third party as a result of Assignee’s manufacture and sale of Products, then Assignors’ Royalty payment will be reduced by any such settlement, damages, royalties, license fees or expenses, provided, however, that, except as described in the following paragraph, in no event will the Royalty be reduced to less than 50% of what would have been owed without any of the foregoing reductions. If there is no Valid Claim of the Assigned Patents in a particular country, but there is no device or services being performed in that country that competes with the sale of devices or services by the Assignee, then the full Royalties for sales in that country shall be paid to the Assignors. Of the total 3% Royalty payments to be made to Assignors, 0.3% of Net Sales shall be paid to Cathco, 0.9% of Net Sales shall be paid to David Fischell, 0.9% of Net Sales shall be paid to Tim Fischell and each of Robert Fischell and Scott Fischell will be paid 0.45% of Net Sales as provided for in Sections 2.4 and 2.5 below.

In the event (x) of a material breach of this Agreement by any of the Assignors, (y) that all of the Assigned Patents terminate or (z) that all of the Assigned Patents are declared unpatentable, invalid or unenforceable by a court of law or administrative agency of competent jurisdiction; then Assignee shall, after the occurrence of any such event, be released from all obligations to make royalty payments to Assignors hereunder.

2.4 Report. Within 45 days after the close of each calendar quarter during the term of this Agreement, after which there are Product sales, the Assignee will submit to Assignors a written report which will show the total number of Products as to which Royalty Bearing Sales were made during that quarter, the aggregate Sales Price received by the Company during that quarter and the amount of Royalties payable to each of the Assignors by the Assignee under this Agreement for that quarter.

2.5 Payment and Audit. Assignee shall make royalty payments to each of Cathco, David Fischell, Tim Fischell, Robert Fischell and Scott Fischell pursuant to Section 2.4 on a quarterly basis within sixty (60) days after the end of each quarter. Sales made in foreign currency will be determined in the foreign funds for the country in which the Products are sold, and then converted into equivalent United States dollars at the rate of exchange for selling funds as published by the Wall Street Journal (U.S., Western Edition) for the last business day prior to payment. Upon reasonable notice to Assignee, Assignors shall have the right to have an independent certified public accountant, selected by Assignors and reasonably acceptable to Assignee, audit Assignee’s records, during normal business hours, to verify the Royalties payable by Assignee to Assignors; provided, however, that such audit shall not take place more frequently than once a year and shall not cover such records for more than the preceding two (2) years. The accountant shall only report to Assignors as to the accuracy of the payments paid by Assignee to Assignors, and in the event of any inaccuracy, the correct amount of such payment. Assignee shall promptly pay to Assignors the amount of any underpayment determined in such audit. Such audit shall be at Assignors’ expense unless the audit identifies greater than ten percent (10%) error, in which case such audit shall be at Assignee’s expense. Assignee shall preserve and maintain all such records and accounts required for audit for a period of two (2) years after the calendar quarter for which the record applies.

Cathco/AngelMed Patent Assignment Final

3.0	REPRESENTATIONS AND WARRANTIES

3.1 Assignors warrant and represent that: (a) they are the rightful owners of the Assigned Patents and Assigned Know-How; (b) they have the right and ability to make the assignment to Assignee in accordance with Section 2.1 of this Agreement; (c) they are aware of no other party, other than Assignee and itself, who may claim ownership and title in the Assigned Patents and the Assigned Know-How; (d) the Assigned Patents have no outstanding encumbrances and Assignors have entered into no agreements with any third party, including but not limited to arrangements of any kind which would preclude or adversely affect the right of Assignee to fully exercise the rights herein granted; (e) to the best of their knowledge the Assigned Patents when issued will be valid and enforceable; (f) they are unaware of any third party that is, believed to be or alleged to be presently infringing or any claim in any of the Assigned Patents or Assigned Know-How; and (g) they are not the owner of any other technology related to the Field other than that covered by this Agreement. Assignors agree that breach of any of the foregoing representations and warranties by any of the Assignors shall void this Agreement, and Assignee shall be entitled to return of the entire assignment fee paid to Assignors pursuant to Section 2.3 plus reasonable interest as well as all other remedies that may be available to Assignee by this Agreement or by law.

3.2 Assignors warrant and represent that all shareholders of Cathco have been informed of the assignment and the terms of this Agreement.

4.0	MISCELLANEOUS.

4.1 Patent Filing Fees. The Assignee agrees to pay to Cathco an aggregate payment equal to $10,000, which amount is intended to compensate Cathco for certain out-of-pocket fees and other expenses incurred by Cathco through the date of this Agreement for the prosecution and maintenance of the patents listed on Exhibit A hereto. Effective as of the Effective Date of this Agreement, the Assignee shall have sole control and responsibility for the prosecution, maintenance, defense and enforcement of all Assigned Patents.

4.2 Notification of Third Party Infringement. Assignors agree to promptly inform Assignee of any third party who may be or who Assignors have reason to believe may be infringing any claim in any of the Assigned Patents.

4.3 General Release. Assignors and Assignee, on behalf of themselves, and their respective heirs, executors, assigns, agents and representatives hereby fully and forever release each other and their respective heirs, executors, assigns, agents and representatives from any claim or cause of action, under any theory of liability, known or unknown, that any of them may have arising from or relating to Assigned Patents. The parties acknowledge that they are each aware of the provisions of California Civil Code Section 1542, which provides “a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Assignors and Assignee, being aware of such provision, each agree to expressly waive any rights either of them may have under this code section or under statutes or judicial decisions of a similar nature, and knowingly and voluntarily waive such unknown claims.

4.4 Governing Law. This Agreement is executed and delivered in, and shall be construed and enforced in accordance with the domestic laws of the State of Delaware, U.S.A., and shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties to this Agreement.

Cathco/AngelMed Patent Assignment Final

4.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

4.6 Integration. The parties have, in this Agreement, incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement and, except as provided herein, the parties make no covenants or other commitments to the other concerning their future actions. Accordingly, this Agreement:

(i) constitutes the entire agreement and understanding between the parties, and there are no promises, representations, conditions, provisions or terms relating to it other than as set forth in this Agreement, and

(ii) supersedes all previous understandings, agreements and representations between the parties, written or oral, relating to the subject matter of this Agreement. This Agreement may be altered or amended only upon mutual written consent.

Cathco/AngelMed Patent Assignment Final

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

“ASSIGNEE”		“ASSIGNOR”

ANGEL MEDICAL SYSTEMS, INC.		CATHCO, INC.

By:	/s/ David R. Fischell	By:	/s/ Robert E. Fischell
	(Signature)		(Signature)
Name:	David R. Fischell, Ph.D.	Name:	/s/ Robert E. Fischell, Sc.D.
Title:	CEO	Title:	President
Dated:	June 12, 2002	Date:	June 10, 2002

Cathco/AngelMed Patent Assignment Final

“ASSIGNORS”

/s/ Robert E. Fischell
Robert Fischell

June 10, 2002
Date

/s/ David Fischell
David Fischell

June 12, 2002
Date:

/s/ Tim Fischell
Tim Fischell

June 14, 2002
Date:

/s/ Scott Fischell
Scott Fischell

June 10, 2002
Date:

EXHIBIT A

ASSIGNED PATENTS AND PATENT APPLICATIONS

Title:	Implantable responsive system for sensing and treating acute myocardial infarction
Inventors:	Robert E. Fischell, David R. Fischell, Tim Fischell
Patent No.:	6,112,116
File Date:	February 22, 1999
Issue Date:	August 29, 2000

Title:	Implantable electronic system with acute myocardial infarction detection and patient warning capability
Inventors:	Robert E. Fischell, David R. Fischell, Tim Fischell
Patent No.:	6,272,379
File Date:	March 17, 1999
Issue Date:	August 7, 2001

Title:	Implantable responsive system for sensing and treating acute myocardial infarction and for treating stroke
Inventors:	Robert E. Fischell, David R. Fischell, Tim Fischell
Serial No.	09/860,693
File date:	May 21, 2001

Title:	Rapid response system for the detection and treatment of cardiac events
Inventors:	Robert E. Fischell, David R. Fischell, Tim Fischell
Serial No.:	10/051,743
File Date:	January 22, 2002

Title:	Methods for the detection and treatment of cardiac events
Inventors:	Robert E. Fischell, David R. Fischell, Tim Fischell, Scott Fischell
Serial No.:	10/061,679
Filing Date:	February 4, 2002